PROSPECTUS SUPPLEMENT NO. 4

to Prospectus,

declared effective on August 17, 2007

(Registration No. 333-138693)

ICP SOLAR TECHNOLOGIES INC.

This Prospectus Supplement No. 4 supplements and amends our Prospectus declared effective August 17, 2007, as amended and supplemented by prospectus supplement no.1 dated August 28, 2007 and by prospectus supplement no.2 dated September 19, 2007 and by prospectus supplement no.3 dated December 17, 2007 (the "Prospectus").

You should read this Prospectus Supplement No. 4 together with the Prospectus.

This Prospectus Supplement No. 4 includes the attached Current Report on Form 8K of ICP Solar Technologies Inc. as filed by us with the Securities and Exchange Commission on January 11, 2008.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 4 is January 11, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 11, 2008
Date of Report (Date of earliest event reported)

ICP SOLAR TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-51790	20-0643604
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

7075 Place Robert-Joncas
Montreal, Quebec	H4M 2Z2
(Address of principal executive offices)	(Zip Code)

(514) 270-5770
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.03.	MATERIAL MODIFICATIONS TO RIGHTS OF SECURITY HOLDERS

On January 11, 2008, the board of directors of ICP Solar Technologies Inc. (the "Company"), authorized the extension of the expiration date of the common stock purchase warrants described below by six months from 5:00 PM PST on January 11, 2008 to 5:00 PM PST on July 11, 2008.This extension of the expiration date will apply to all of the common stock purchase warrants issued pursuant to, and subject to the terms and conditions of, those certain Subscription Agreements with the Company dated July 11, 2006 (the "Warrants"). The Warrants were subsequently registered under the Company's Registration Statement on Form SB-2 declared effective on August 17, 2007. ln total, this extension of the expiration date of the Warrants will apply to an aggregate of 3,000,000 warrants.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

Exhibit No.	Description

4.1	Notice to warrant holders extending Common Stock Purchase Warrants

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICP SOLAR TECHNOLOGIES INC.

Date: January 11, 2008
	By:	/s/ Sass Peress
SASS PERESS
President, Chief Executive Officer and Chairman

2

Exhibit 4.1

ICP SOLAR TECHNOLOGIES INC.
7075 Place Robert-Joncas Montreal, Quebec
H4M 2Z2, Canada
(514)270-5770

NOTICE EXTENDING
COMMON STOCK PURCHASE WARRANTS

To the holders of our common stock purchase warrants:

On January 11, 2008, the board of directors of ICP Solar Technologies Inc., authorized the extension of the expiration date of the common stock purchase warrants described below by six months from the expiration date of 5:00 PM PST on January 11, 2008 to 5:00 PM PST on July 11, 2008. This extension of the expiration date will apply to all of the warrants issued pursuant to, and subject to the terms and conditions of, those certain Subscription Agreements with the Company dated July 11, 2006.

January 11, 2008

By ORDER OF THE BOARD OF DIRECTORS,

ICP SOLAR TECHNOLOGIES INC.

By: /s/ Sass Peress
             Sass Peress
             President and Chief Executive Officer